Mail Stop 4561
      June 24, 2005


VIA U.S. MAIL AND FAX (502) 426-4994

Mr. Gregory Wells
Chief Financial Officer
NTS Development Company
10172 Linn Station Road
Louisville, Kentucky 40223

Re:	NTS Mortgage Income Fund
	Form 10-K for the year ended December 31, 2004
	File No. 0-18550

Dear Mr. Wells:

      We have completed our review of your Form 10-K referenced above and have no further comments at this time.

						Sincerely,


Steven Jacobs
				Accounting Branch Chief



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Mr. Gregory Wells
NTS Mortgage Income Fund
June 14, 2005
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